SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report – December 3, 2003

(Date of earliest event reported – December 3, 2003)

Plains All American Pipeline, L.P.

(Name of Registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Clay Street, Suite 1600

Houston, Texas 77002

(713) 646-4100

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure

In accordance with General Instruction B.2. of Form 8-K, the following information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Plains All American Pipeline, L.P. (the “Partnership”) today announced that it has commenced a private offering of $200 million of senior notes due 2013. A copy of the press release is attached hereto as Exhibit 99.1.

The Partnership anticipates that the Offering Memorandum to be delivered in connection with the offering will include disclosure to the following effect:

RECENT DEVELOPMENTS

Refinancing of bank credit facilities

On November 21, 2003, we refinanced our bank credit facilities with new senior unsecured credit facilities totaling $750 million and a $200 million uncommitted facility for the purpose of financing hedged crude oil. The $750 million of new facilities consist of:

•	a four-year, $425 million U.S. revolving credit facility;

•	a 364-day, $170 million Canadian revolving credit facility with a five-year term-out option;

•	a four-year, $30 million Canadian working capital revolving credit facility; and

•	a 364-day, $125 million revolving credit facility.

All of the facilities with the exception of the $200 million hedged inventory facility are unsecured. The $200 million hedged inventory facility is an uncommitted working capital facility, which will be used to finance the purchase of hedged crude oil inventory for storage when market conditions warrant. Borrowings under the hedged inventory facility will be secured by the inventory purchased under the facility and the associated accounts receivable, and will be repaid from the proceeds from the sale of such inventory. Upon completion of this offering, it is likely we will terminate the 364-day, $125 million revolving credit facility.

    Acquisition activities

South Saskatchewan pipeline system

In November 2003, we completed the acquisition of the South Saskatchewan Pipeline System from South Saskatchewan Pipe Line Company. The South Saskatchewan Pipeline System originates approximately 75 miles southwest of Swift Current, Saskatchewan, and traverses north and east until it reaches its terminus at Regina. The system consists of a 158-mile, 16-inch mainline and 203 miles of gathering lines ranging in diameter from three to twelve inches. In 2002, the system transported approximately 52,000 barrels of crude oil per day. At Regina, the system can deliver crude oil to the Enbridge Pipeline System and to local markets. In addition, the system can indirectly deliver crude oil into our Wascana Pipeline System. Total purchase price for the assets was approximately $47 million including transaction costs.

ArkLaTex pipeline system

In October 2003, we completed the acquisition of the ArkLaTex Pipeline System from Link Energy (formerly EOTT Energy). The ArkLaTex Pipeline System consists of 240 miles of active crude oil gathering and mainline pipelines and connects to our Red River Pipeline System near Sabine, Texas. Also included in the transaction were 470,000 barrels of active crude oil storage capacity, the assignment of certain of Link Energy’s crude oil supply contracts and crude oil linefill and working inventory comprised of approximately 108,000 barrels. The total purchase price of approximately $21.3 million is comprised of $14.0 million of cash paid to Link Energy for the pipeline system, $2.9 million of cash paid to Link Energy to purchase crude oil linefill and working inventory, $3.6 million for transaction costs and estimated near-term capital costs and $0.8 million associated with the satisfaction of outstanding claims for accounts receivable and inventory balances.

Other acquisitions

In addition to the above, during the first half of 2003, we made six acquisitions from various entities for an aggregate purchase price of $85.7 million. These acquisitions included mainline crude oil pipelines, crude oil gathering lines, terminal and storage facilities, and an underground LPG storage facility.

General

Since 1998, we have completed numerous acquisitions for an aggregate purchase price of approximately $1.3 billion. Consistent with our business strategy, we are continuously engaged in discussions with potential sellers regarding the possible purchase by us of additional midstream crude oil assets. Such acquisition efforts involve participation by us in processes that have been made public, involve a number of potential buyers and are commonly referred to as “auction” processes, as well as situations in which we believe we are the only party or one of a very limited number of potential buyers in negotiations with the potential seller. These acquisition efforts often involve assets which, if acquired, would have a material effect on our financial condition and results of operations.

For example, we are currently negotiating with a potential seller to purchase its interests in various crude oil assets, including operating and non-operating interests in pipeline transportation assets and terminalling assets. We have expressed an interest in, or are in various stages of negotiation with respect to, the individual assets, and significant due diligence remains to be performed with respect to all of the assets. However, subject to due diligence and confirmation of the information provided to us to date, we believe that the aggregate value for all of the assets ranges from $155 million to $225 million. We can give you no assurance that we will successfully complete the acquisition of any of the assets involved, or that any such acquisition will be completed on terms considered favorable to us.

Equity offerings

In September 2003, we completed a public offering of 3,250,000 common units. The net proceeds from the offering, including our general partner’s proportionate capital contribution and expenses associated with the offering, were approximately $98.0 million. We used the net proceeds to repay borrowings under our revolving credit facility and for general partnership purposes, including acquisitions.

In March 2003, we completed a public offering of 2,645,000 common units. The net proceeds from the offering, including our general partner’s proportionate capital contribution and expenses associated with the offering, were approximately $55.5 million. We used the net proceeds to repay borrowings under our revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.

Date: December 3, 2003	By:	Plains AAP, L.P., its general partner

	By:	Plains All American GP LLC, its general partner

	By:	/s/ TIM MOORE

	Name:	Tim Moore
	Title:	Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 3, 2003